EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2019

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (October 23, 2019) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $12.7 million and $36.4 million, or $0.23 and $0.65 diluted earnings per common share (“EPS”), for the quarter and nine months ended September 30, 2019, respectively, compared to net income of $11.7 million, or $0.21 EPS, for the linked quarter and $12.1 million and $34.5 million, or $0.21 and $0.61 EPS, for the same periods last year, respectively. Pre-tax, pre-provision earnings for the quarter and nine months ended September 30, 2019 was $17.5 million and $52.1 million, respectively, compared to $17.3 million for the linked quarter and $17.7 million and $51.5 million for the same periods last year, respectively.
Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the tables below.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm pleased to announce our financial results for the quarter and nine months ended September 30, 2019. Total assets increased to $7.2 billion during the quarter. Asset growth during the quarter was primarily attributable to liquidity generated from new deposit relationships. Deposits increased by $127.5 million, to $5.4 billion, during the quarter, driven by strong retail deposit growth. Our net interest margin improved to 1.84% during the quarter ended September 30, 2019 compared to 1.75% during the linked quarter. The 9 basis point expansion was primarily due to a 15 basis point improvement in loan yields during the quarter caused by a combination of swap income earned and an increase in loan prepayment fees collected. Loan originations were $382.4 million during the current quarter compared to $457.5 million for the linked quarter and $463.4 million for the same period last year, while prepayment speeds increased as customers moved to long-term fixed rate loans to benefit from the current rate environment. As a result, loans held-for-investment modestly declined by $7.2 million during the quarter as compared to the linked quarter. In addition, we continue to maintain a disciplined approach to expense management and, as a result, we are one of the most efficient companies within our peer group, with an efficiency ratio of 48% and a noninterest expense to average total assets ratio of 90 basis points for the quarter.”
Ms. Lagomarsino continued, “During the quarter, we repurchased 111,000 shares of our common stock at an average price of $10.46 per share, and since the inception of our stock repurchase program, we've repurchased 1,044,001 shares at an average price of $9.85 per share, or a 9% discount to our book value. There is approximately $4.7 million for additional share repurchases remaining in the program.”

Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On October 23, 2019, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on November 14, 2019 to shareholders of record as of November 4, 2019.
Net Interest Income
Net interest income for the quarter ended September 30, 2019 totaled $32.6 million compared to $30.6 million for the previous quarter and $31.7 million for the same period last year. As compared to the linked quarter, net interest income was positively impacted by a $3.0 million increase in interest income predominantly caused by an increase in the yield of our loan portfolio of 15 basis points and, to a lesser extent, an increase of $61.9 million in the average balance of our loan portfolio, partially offset by an increase in interest expense of $1.0 million primarily related to an increase in the average balance and cost of interest bearing deposits of $171.9 million and 2 basis points, respectively. The $873 thousand, or 2.8%, increase in net interest income over the same period last year was largely related to an increase in the average balance and yield of our loan portfolio of $433.9 million and 27 basis points, respectively, and an increase in the average balance and yield of investments of $65.8 million and 16 basis points, respectively, compared to the same period last year. These increases were partially offset by an increase in the average balance and cost of interest bearing deposits of $494.1 million and 43 basis points, respectively, compared to the same period last year. Net interest margin for the quarter ended September 30, 2019 was 1.84%, compared to 1.75% for the previous quarter and 1.94% for the same period last year. The increase over the linked quarter primarily relates to increases in loan yields attributable to $1.4 million of swap income earned during the quarter and $569 thousand of additional loan prepayment fees collected during the quarter. The Company entered into two swap agreements with an aggregate notional amount of $1.0 billion to hedge the interest rate risk related to certain hybrid multifamily loans which are currently in their fixed rate period. The swaps involve the payment of a fixed rate amount to a counterparty in exchange for the Company receiving a variable rate payment over the life of the swaps. The gain or loss on these derivatives, as well as the offsetting loss or gain on the hedged items attributable to the hedged risk are recognized in interest income for loans. The decline in net interest margin from the same period last year primarily relates to our rising cost of funds, which has generally outpaced the increases in yield on our interest earning assets caused by short-term rate increases, as well as the inversion in the yield curve during the current year. Our net interest spread in the third quarter of 2019 was 1.68%, increasing by 10 basis points and declining by 10 basis points, respectively, compared to the previous quarter and the same period last year.
Net interest income for the nine months ended September 30, 2019 totaled $95.2 million compared to $93.3 million for the same period last year. The $1.9 million, or 2.0%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. In addition to the swap income earned during the current period and discussed in detail above, the increase in net interest income was further impacted by an increase in the average balance and yield of loans of $695.1 million and 28 basis points, respectively, compared to the same period last year. The improvement in net interest income was further enhanced by growth in the average balance and yield of our investment portfolio, which increased by $91.2 million and 38 basis points, respectively. This increase was partially offset by growth in the average balance and cost of our interest bearing deposits of $790.4 million and 62 basis points, respectively. Additionally, while the average balance of FHLB advances decreased by $27.8 million, the cost of FHLB advances increased 26 basis points, compared to the same period last year. Net interest margin for the nine months ended September 30, 2019 was 1.82%, compared to 2.01% for the same period last year. As discussed above, the decline in net interest margin primarily relates to our rising cost of funds, which has generally outpaced the increases in yield on our interest earning assets due to short-term rate increases and the inversion of the yield curve. Our net interest spread during the nine months ended September 30, 2019 was 1.64%, declining by 23 basis points compared to the same period last year.
Noninterest Income
Noninterest income for the quarter ended September 30, 2019 totaled $993 thousand, compared to $1.5 million for the previous quarter and $1.0 million for the same period last year. The decrease of $495 thousand in noninterest income, or 33.3%, for the quarter ended September 30, 2019 compared to the linked quarter, was primarily attributable to a non-recurring recovery of $384 thousand recognized during the prior quarter in connection with an equipment writedown during the prior year and a $119 thousand decrease in gains on sale of loans compared to the prior quarter. The decrease of $50 thousand in noninterest income, or 4.8%, for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018, was primarily due to a decrease in FHLB dividends of $65 thousand and a decrease in gains on sale of loans of $63 thousand, partially offset by an increase in the fair value of equity securities of $89 thousand.
Noninterest income for the nine months ended September 30, 2019 totaled $3.9 million, compared to $2.9 million for the same period last year. The increase of $976 thousand in noninterest income, or 33.8%, was primarily attributable to an increase in gains on sale of loans of $467 thousand, an increase in the fair value of equity securities of $399 thousand, and the equipment recovery of $384 thousand, discussed above, in the current year, partially offset by a $182 thousand decrease in servicing fee income related to elevated actual and estimated prepayments on serviced loans that decreased the fair value of our mortgage servicing rights.
Noninterest income primarily consists of FHLB stock dividends, mark to market adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the quarter ended September 30, 2019 totaled $16.1 million compared to $14.7 million for the previous quarter and $15.1 million for the same period last year. Compared to the linked quarter, noninterest expense increased $1.4 million, or 9.2%, primarily due to the write-off of unamortized leasehold improvements totaling $1.1 million related to the planned relocation of our San Rafael branch and Manhattan Beach administrative office, as well as an increase of $577 thousand in compensation and related benefits compared to the prior quarter, caused by a decrease in capitalized loan origination costs. The move to a new branch in San Rafael, as well as our move to a new office location in Gardena, California from Manhattan Beach are expected to yield future annual cost savings of more than $1.1 million. The increases in noninterest expense were partially offset by a decrease of $480 thousand in federal deposit insurance assessments due to the partial utilization of our Small Bank Assessment Credit in the current quarter. The remaining unused portion of the credit balance is $921 thousand, which will be applied against future insurance assessments. Compared to the same period last year, noninterest expense increased $979 thousand, or 6.5%, during the quarter ended September 30, 2019 primarily attributable to the $1.1 million relocation write-offs discussed above, partially offset by a $483 thousand decrease in federal deposit insurance, also discussed above.
Noninterest expense for the nine months ended September 30, 2019 totaled $47.0 million compared to $44.7 million for the same period last year. The increase of $2.3 million, or 5.1%, is primarily attributable to a $1.4 million increase in marketing expenses related to deposit gathering efforts and the $1.1 million relocation write-offs discussed above.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at September 30, 2019 were $7.2 billion, an increase of $224.2 million, or 4.3% annualized, from December 31, 2018. The increase was primarily due to a $128.9 million, or 2.8% annualized, increase in loans held-for-investment, a $76.6 million, or 111.4% annualized, increase in cash and cash equivalents, and a $23.3 million, or 5.1% annualized, increase in our available-for-sale debt securities. Absent loan sales of $61.7 million during the first nine months of this year, loan growth would have been $190.6 million, or 4.1% annualized. The increase in cash and cash equivalents was primarily due to deposit growth outpacing net loan growth during the nine months ended September 30, 2019. Total liabilities increased $200.0 million, or 4.2% annualized, to $6.6 billion at September 30, 2019 from $6.4 billion at December 31, 2018. The increase in total liabilities was primarily attributable to growth in our deposits of $361.0 million, or 9.6% annualized, partially offset by a decrease in FHLB advances of $165.9 million, or 19.4% annualized, compared to December 31, 2018.
Loans
Total loans at September 30, 2019 were $6.3 billion, an increase of $128.9 million from December 31, 2018. Our loan portfolio generally consists of income property loans (IPL) and single family residential (SFR) mortgage loans, which represent 66.5% and 33.2%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $4.2 billion at September 30, 2019 compared to $3.9 billion at December 31, 2018. The yield on the IPL portfolio was 4.33% during the quarter ended September 30, 2019, compared to 4.12% and 3.94% during the linked quarter and the same period last year, respectively. The increase in yield was the result of the rate on new loan originations generally exceeding the rate on loan payoffs since early 2017, as well as the $1.4 million of swap related income, discussed above. For the quarter ended September 30, 2019, IPL loan originations and the corresponding weighted average coupon totaled $207.1 million and 4.26%, respectively, compared to $280.1 million and 4.37%, respectively, for the linked quarter and $291.4 million and 4.72%, respectively, for the same period last year. The decline in the average coupon for the current period originations compared to the linked quarter and the same period last year was due to the current year decline in interest rates, as well as competitive pricing pressures. Prepayment speeds within the IPL loan portfolio were 13.9% for the quarter ended September 30, 2019, compared to 10.3% and 11.2% during the linked quarter and the same period last year, respectively.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.1 billion and $2.3 billion at September 30, 2019 and December 31, 2018, respectively. The yield on the SFR portfolio was 3.57% during the quarter ended September 30, 2019, compared to 3.56% and 3.61% during the linked quarter and the same period last year, respectively. The decrease in yield compared to the same period last year was the result of an increase in the accelerated recognition of deferred loan origination costs due to elevated prepayment levels. For the quarter ended September 30, 2019, SFR loan originations and the corresponding weighted average coupon totaled $167.1 million and 4.16%, respectively, compared to $154.1 million and 4.34%, respectively, for the linked quarter and $162.7 million and 4.99%, respectively, for the same period last year. The decline in the average coupon for the current period originations compared to the linked quarter and the same period last year was due to the current year decline in interest rates, as well as competitive pricing pressures. Prepayment speeds within the SFR loan portfolio were 35.6% during the quarter ended September 30, 2019, compared to 31.9% and 24.5% during the linked quarter and the same period last year, respectively.
Asset Quality
Nonperforming assets totaled $12.9 million, or 0.18% of total assets, at September 30, 2019, compared to $2.0 million, or 0.03% of total assets, at December 31, 2018. The increase was due to $5.0 million and $6.6 million of SFR and IPL loans, respectively, being placed on nonaccrual status during the nine months ended September 30, 2019. These loans are all considered to be well collateralized and no losses are anticipated. There was no real estate owned at September 30, 2019 and December 31, 2018 and we have not foreclosed on any collateral since 2015. For the quarter ended September 30, 2019, we reversed loan loss provisions of $500 thousand compared to recording loan loss provisions of $450 thousand in the prior quarter and $650 thousand for the same period last year. The reversal of loan loss provisions during the current quarter compared to the linked quarter and same period last year was primarily due to $202 thousand in loan recoveries received in the current quarter and the sustained performance of our loan portfolio. Our allowance for loan losses to total loans was 0.56% at both September 30, 2019 and December 31, 2018, compared to 0.58% at September 30, 2018.
For the nine months ended September 30, 2019, loan loss provisions of $250 thousand were recorded compared to $3.5 million for the same period last year. As discussed above, the lower loan loss provisions were primarily due to loan recoveries, as well as the sustained performance of our loan portfolio and slower loan growth as compared to the same period last year.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $65.4 million at September 30, 2019 compared to $64.6 million at December 31, 2018, an increase of $809 thousand, or 1.3%. Prepaid expenses and other assets primarily consist of bank owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.4 billion at September 30, 2019, an increase of $361.0 million from December 31, 2018. Retail and wholesale deposits increased $291.2 million and $69.7 million, respectively. Our cost of interest bearing deposits was 2.07% during the quarter ended September 30, 2019 compared to 2.05% during the linked quarter and 1.64% during the same period last year. The increase in our cost of interest bearing deposits was primarily related to repricing in our time deposit portfolio, which has been impacted by rising short-term interest rates in the prior year and competitive pricing pressures. The cost of time deposits increased to 2.40% during the quarter ended September 30, 2019, compared to 2.36% and 1.94% for the linked quarter and same period last year, respectively.
Other Liabilities
Other liabilities totaled $60.6 million at September 30, 2019 compared to $55.7 million at December 31, 2018, an increase of $4.8 million or 8.7%. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding and accrued interest payable.

Capital
Stockholders’ equity totaled $605.4 million, an increase of $24.2 million, or 4.2%, compared to December 31, 2018. Stockholders' equity represented 8.5% and 8.4% of total assets at September 30, 2019 and December 31, 2018, respectively. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required for bank regulatory capital purposes. At September 30, 2019, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.35%, 18.62%, 18.62% and 19.54%, respectively, for the Bank, and 9.25%, 15.09%, 16.64% and 17.55%, respectively, for the Company. At September 30, 2019, the Company’s tangible stockholders' equity ratio was 8.41%.
During the quarter ended September 30, 2019, the Company repurchased 111,000 shares in connection with its stock repurchase program at an average price of $10.46 per share and a total cost of $1.2 million. At September 30, 2019, the remaining balance to repurchase shares in connection with the program was $4.7 million. On October 23, 2019, the Company's Board of Directors approved extending the stock repurchase plan from December 31, 2019 to December 31, 2020.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.2 billion, total loans of $6.3 billion and total deposits of $5.4 billion as of September 30, 2019. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2019 (unaudited)	December 31, 2018
ASSETS
Cash and cash equivalents	$168,282	$91,697
Available for sale debt securities, at fair value	631,857	608,528
Held to maturity debt securities, at amortized cost	10,602	11,860
Equity securities, at fair value	11,837	11,438
Loans held-for-sale	—	—
Loans held-for-investment	6,259,520	6,130,630
Allowance for loan losses	(34,923)	(34,314)
Total loans held-for-investment, net	6,224,597	6,096,316
FHLB stock	30,343	31,823
Premises and equipment, net	18,523	20,981
Prepaid expenses and other assets	65,378	64,569
Total assets	$7,161,419	$6,937,212

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,362,002	$5,001,040
FHLB advances	977,210	1,143,132
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,386	94,293
Other liabilities	60,592	55,745
Total liabilities	6,556,047	6,356,067
Total stockholders' equity	605,372	581,145
Total liabilities and stockholders' equity	$7,161,419	$6,937,212

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest and fee income:
Loans	$64,010	$61,015	$55,644	$186,078	$153,550
Investment securities	3,900	4,118	3,266	11,943	8,638
Cash and cash equivalents	766	522	489	1,688	1,178
Total interest income	68,676	65,655	59,399	199,709	163,366
Interest expense:
Deposits	27,927	26,471	19,650	78,686	46,141
FHLB advances	5,983	6,410	5,860	19,165	17,502
Junior subordinated deferrable interest debentures	604	632	600	1,888	1,655
Senior debt	1,577	1,574	1,577	4,725	4,733
Total interest expense	36,091	35,087	27,687	104,464	70,031
Net interest income before provision for loan losses	32,585	30,568	31,712	95,245	93,335
(Reversal of) provision for loan losses	(500)	450	650	250	3,450
Net interest income after (reversal of) provision for loan losses	33,085	30,118	31,062	94,995	89,885
Noninterest income	993	1,488	1,043	3,861	2,885
Noninterest expense	16,069	14,709	15,090	47,027	44,725
Income before provision for income taxes	18,009	16,897	17,015	51,829	48,045
Provision for income taxes	5,273	5,239	4,886	15,425	13,588
Net income	$12,736	$11,658	$12,129	$36,404	$34,457
Basic earnings per common share	$0.23	$0.21	$0.22	$0.65	$0.61
Diluted earnings per common share	$0.23	$0.21	$0.21	$0.65	$0.61

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
PERFORMANCE RATIOS
Return on average:
Assets	0.71%	0.66%	0.73%	0.69%	0.73%
Stockholders' equity	8.45%	7.83%	8.52%	8.15%	8.17%
Efficiency ratio (1)	47.86%	45.89%	46.07%	47.45%	46.48%
Noninterest expense to average assets	0.90%	0.84%	0.91%	0.89%	0.95%
Loan to deposit ratio	116.74%	119.72%	119.86%	116.74%	119.86%
Average stockholders' equity to average assets	8.43%	8.46%	8.60%	8.44%	8.98%
Dividend payout ratio	25.39%	28.02%	27.20%	26.91%	36.75%
YIELDS/RATES
Yield on loans	4.08%	3.93%	3.81%	3.99%	3.71%
Yield on investments	2.34%	2.48%	2.18%	2.41%	2.03%
Yield on interest earning assets	3.88%	3.77%	3.63%	3.81%	3.52%
Cost of interest bearing deposits	2.07%	2.05%	1.64%	2.02%	1.40%
Cost of borrowings	2.77%	2.76%	2.81%	2.78%	2.52%
Cost of interest bearing liabilities	2.20%	2.19%	1.85%	2.17%	1.65%
Net interest spread	1.68%	1.58%	1.78%	1.64%	1.87%
Net interest margin	1.84%	1.75%	1.94%	1.82%	2.01%
CAPITAL
Total equity to total assets	8.45%	8.40%	8.54%
Tangible stockholders' equity to tangible assets (1)	8.41%	8.36%	8.49%
Book value per share	$10.80	$10.67	$10.11
Tangible book value per share (1)	$10.74	$10.61	$10.05
ASSET QUALITY
Net recoveries	$202	$79	$78
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.21%	0.19%	0.03%
Nonperforming assets to total assets	0.18%	0.16%	0.03%
Allowance for loan losses to loans held-for-investment	0.56%	0.56%	0.58%
Allowance for loan losses to nonperforming loans	269.88%	301.58%	1669.25%
LOAN COMPOSITION
Multifamily residential	$3,959,351	$3,919,621	$3,521,456
Single family residential	$2,079,811	$2,127,733	$2,223,510
Commercial real estate	$201,067	$199,125	$164,185
Construction and land	$19,191	$20,179	$16,537
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$47,134	$47,472	$70,075
Interest bearing transaction accounts	$209,442	$195,176	$173,788
Money market deposit accounts	$1,484,420	$1,397,387	$1,467,105
Time deposits	$3,621,006	$3,594,455	$3,232,976

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$18,009	$16,897	$17,015	$51,829	$48,045
Plus: Provision for loan losses	(500)	450	650	250	3,450
Pre-tax, pre-provision net earnings	$17,509	$17,347	$17,665	$52,079	$51,495
Efficiency Ratio
Noninterest expense (numerator)	$16,069	$14,709	$15,090	$47,027	$44,725
Net interest income	32,585	30,568	31,712	95,245	93,335
Noninterest income	993	1,488	1,043	3,861	2,885
Operating revenue (denominator)	$33,578	$32,056	$32,755	$99,106	$96,220
Efficiency ratio	47.86%	45.89%	46.07%	47.45%	46.48%

(Dollars in thousands except per share data)	September 30, 2019	June 30, 2019	September 30, 2018
Tangible Book Value Per Share
Total assets	$7,161,419	$7,114,337	$6,692,415
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,158,122	7,111,040	6,689,118
Less: Total liabilities	(6,556,047)	(6,516,870)	(6,121,016)
Tangible stockholders' equity (numerator)	$602,075	$594,170	$568,102
Period end shares outstanding (denominator)	56,034,771	55,982,491	56,543,771
Tangible book value per share	$10.74	$10.61	$10.05
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$602,075	$594,170	$568,102
Tangible assets (denominator)	$7,158,122	$7,111,040	$6,689,118
Tangible stockholders' equity to tangible assets	8.41%	8.36%	8.49%